Exhibit 10.4

EXECUTION VERSION

AMENDMENT NO. 2
TO
AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of September 1, 2011, to the Amended and Restated Master Repurchase Agreement, dated as of April 28, 2011 as amended by the Amendment No. 1 dated as of May 10, 2011 (as further amended, restated or otherwise modified from time to time, the “Repurchase Agreement”), by and between KBS GKK Participation Holdings II, LLC (“Seller”) and Citigroup Financial Products Inc. (“Buyer”).

W I T N E S S E T H :
WHEREAS, Seller and Buyer have previously entered into the Repurchase Agreement; and
WHEREAS, Seller and Buyer desire to amend the Repurchase Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:
A G R E E M E N T S :
SECTION 1.    Definitions. All capitalized terms used herein and not defined shall have the respective meanings set forth in the Repurchase Agreement as amended by this Amendment.
SECTION 2.    Amendments.
a.Section 2.01. Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definitions of “AFRT Foreclosure”, “Foreclosure Procedures” and “Foreclosures” in their entirety and inserting the following text alphabetically:
““AFR Loan Equity Interests” has the meaning given to it in the Settlement Agreement.
“AFRT Foreclosure” shall mean foreclosure proceedings with respect to the Equity Interests of American Financial Realty Trust or any other transfer of such Equity Interests, except for the AFR Loan Equity Interests and the Dana Loan Equity Interests, pursuant to the exercise of remedies under or with respect to the mezzanine loan made under the Senior Mezzanine Loan Agreement as described in Schedule 6.01(m).

“Citi Mortgage Lender” shall have the meaning set forth in Schedule 10(o) hereto
“Dana Loan Equity Interests” has the meaning given to it in the Settlement Agreement.
“Effective Date” has the meaning given to it in the Settlement Agreement.”
“Encumbered Property Loan” means the properties and/or loans described in Schedule 10(o) hereto.
“Goldman and Citi Mortgage” shall have the meaning set forth in Schedule 10(o) hereto.
“Goldman Mortgage Lender” shall have the meaning set forth in Schedule 10(o) hereto
“Outside Transfer Date” has the meaning given to it in the Settlement Agreement.”
“Settlement Agreement” means the Collateral Transfer and Settlement Agreement made as of September 1, 2011, by and among GKK Stars Acquisition LLC, a Delaware limited liability company, KBS Acquisition, KBS Debt Holdings Mezz Holder, LLC, a Delaware limited liability company, Seller and KBS Acquisition Holdings as the same may be amended, restated or otherwise modified from time to time.”
“Settlement Procedures” means the procedures set forth on Exhibit C hereto.”
“Third Mortgage Amendment” shall have the meaning set forth in Schedule 10(o) hereto
“Transfer” or “Transferred” has the meaning given to it in the Settlement Agreement.”
b.Section 2.01. Section 2.01 of the Repurchase Agreement is hereby amended by inserting at the end of the definition of “Transaction Documents” the text, “including, in respect of each of the forgoing, any amendment, amendment and restatement or other modification thereof”.
c.Section 6.03. Section 6.03(h) is amended by deleting the text therein in its entirety and replacing such text with “Intentionally Omitted”.
d.Section 8.01. Section 8.01(i) of the Repurchase Agreement amended by deleting the text therein in its entirety and replacing such text with the following:

“(i) within 120 days of KBS Acquisition acquiring control of a property following a Transfer, a two-year projected operating budget relating to each such property, including without limitation a description of any tenant improvement requirements relating thereto;”.
e.Section 8.05. (a) Section 8.05(c) of the Repurchase Agreement is hereby amended by replacing the text “Lower Tier Entity Foreclosure” in the first sentence of Section 8.05(c) with “Transfer”.
(b) Section 8.05 of the Repurchase Agreement is hereby amended by replacing the period at the end of Section 8.05(f) with “; and” and adding the following new subsection:
“(g) no later than five (5) Business Days upon receipt of notice or knowledge of the occurrence of any default or event of default with respect to any third party mortgage loan encumbering property acquired directly or indirectly by KBS Acquisition in a Transfer.”
f.Section 8.07. Section 8.07 of the Repurchase Agreement is hereby amended by replacing the text “Foreclosure” in the second line of Section 8.07 with “Transfer”.
g.Section 8.08. Section 8.08 of the Repurchase Agreement is hereby amended by replacing the text “Foreclosure” in the second line of Section 8.08 with “Transfer”.
h.Section 8.09. Section 8.09 of the Repurchase Agreement is hereby amended by deleting the text of such Section 8.09 in its entirety and inserting the following text in lieu thereof:
“8.09.    Settlement Procedures.    Seller shall use its best efforts, except as otherwise provided in the Settlement Procedures, to comply with the Settlement Procedures.”
i.Section 8.10. Section 8.10 of the Repurchase Agreement is hereby amended by deleting the text of such Section 8.10 in its entirety and inserting the following text in lieu thereof:
“8.10.    KBS Acquisition Subsidiaries.    If KBS Acquisition acquires any subsidiary in a Transfer, Seller shall deliver (or cause KBS Acquisition to deliver) to Buyer a guarantee of this Agreement by each such subsidiary and a pledge of all such subsidiary’s assets (including any assets of any subsidiary of such subsidiary) to Buyer as security for such guarantee and neither Seller nor KBS Acquisition shall allow for a release of a pledge previously provided by any subsidiary of such subsidiary securing other Indebtedness without providing Buyer with a similar pledge as security for such guarantee; provided that, if a pledge of any assets of any subsidiary of such subsidiary requires the consent or approval of any third party mortgagee Seller shall use (or cause KBS Acquisition to use) commercially reasonable efforts to obtain such consent; provided further that, in no event shall Seller or KBS Acquisition allow any pledge of a subsidiary’s asset previously provided to Buyer to be released, other than in connection with the sale of such asset to a third party by KBS as permitted by, and in compliance with, this Agreement.”
j.Section 8.14. The following Section 8.14 is hereby inserted following Section 8.13:
“Section 8.14. At Buyer’s request, Seller shall, within ninety (90) days of notice from Lender, but no more than once prior to the Termination Date, deliver then-current appraisals of (i) each of the properties encumbered by the Goldman and Citi Mortgage, provided that appraisals of such properties have not already been delivered after the date hereof by the borrower under the Goldman and Citi Mortgage to the Goldman Mortgage Lender or Citi Mortgage Lender, and (ii) no less than 10% of the other Underlying Properties, to be chosen by Buyer, in each case prepared in accordance with the requirements of FIRREA, and in a form, and from an appraiser, reasonably acceptable to Buyer. Notwithstanding the foregoing, in the event that Seller is unable to deliver such appraisals within ninety (90) days, Seller shall be entitled to an extension of thirty (30) additional days by which to deliver the appraisals described in this Section 8.14, provided that Seller shall provide evidence reasonably satisfactory to Buyer that (i) an appraiser reasonably satisfactory to Buyer has been retained and (ii) the appraisals for the Underlying Properties which have not been completed within the initial 90 day period are expected to be completed within the additional 30 day period. ”
k.Section 10. Section 10 of the Repurchase Agreement is hereby amended by replacing the period at the end of Section 10(m) with “; or” and adding the following new subsections:
“(n) All Transfers required pursuant to the Settlement Agreement have not occurred by the Outside Transfer Date (i) unless such failure is not due to a breach of the Settlement Agreement by Parent Guarantor or any of its Affiliates and is otherwise through no fault of Parent Guarantor or any of its Affiliates, or (ii) unless Buyer approves of the failure of the Transfers to have occurred, which approval shall not be unreasonably withheld; or
(o) (1) At any time after an Affiliate of Seller acquires the direct or indirect equity interests in entities that are a party to an Encumbered Property Loan (the “Acquired Encumbered Property Loan”), an event of default, however so described in such Acquired Encumbered Property Loan, has occurred and is continuing, and any applicable cure periods under such Acquired Encumbered Property Loan have expired (an “AEPL Event of Default”). Notwithstanding the foregoing sentence:
(i) with respect to any AEPL Event of Default under an Acquired Encumbered Property Loan, other than an AEPL Event of Default resulting from a maturity default of such Acquired Encumbered Property Loan, an Event of Default shall not exist so long as:
(A) Seller has provided notice of such AEPL Event of Default to Buyer within five (5) Business Days after Seller has received written notice of such AEPL Event of Default,
(B) Seller has delivered a detailed plan of action to Buyer to resolve such AEPL Event of Default, which is reasonably acceptable to Buyer,
(C) to Buyer’s reasonable satisfaction, Seller is in material compliance with its plan of action specified in the immediately preceding clause (B), or Seller has delivered an alternative plan of action to Buyer that is reasonably acceptable to Buyer, which such alternative plan is being materially complied with by Seller to Buyer’s reasonable satisfaction,
(D) on a periodic basis (but in no event less frequently than bi-weekly), Seller consults with Buyer regarding the status of its plan of action and other options it may take to cure such AEPL Event of Default,
(E) if requested by Buyer, Seller provides Buyer with written authorization to discuss such Acquired Encumbered Property Loan with the relevant lender, servicer and/or agent (as applicable), and
(F) none of the following has occurred: (i) the respective lender under such Encumbered Property Loan commences a judicial or non-judicial foreclosure proceeding, exercises any power of sale, takes a deed or assignment in lieu of foreclosure, obtains a receiver, or files any judicial action with respect to the Encumbered Property Loan or the borrower or guarantor thereunder, and (ii) thirty (30) days have elapsed since the acceleration of such Acquired Encumbered Property Loan and the Acquired Encumbered Property Loan remains in default, provided that such thirty (30) day period shall be extended for an additional thirty (30) days (and may be further extended at the sole discretion of Buyer) so long as Seller has provided reasonable evidence to Buyer that Seller is engaged in active discussions towards a loan extension or refinancing of such Acquired Encumbered Property Loan;
(ii) with respect to any AEPL Event of Default under an Acquired Encumbered Property Loan that is a maturity default, an Event of Default shall not exist until the earlier to occur of the following: (A) the respective lender under such Encumbered Property Loan commences a judicial or non-judicial foreclosure proceeding, exercises any power of sale, takes a deed or assignment in lieu of foreclosure, obtains a receiver, or files any judicial action with respect to the Encumbered Property Loan or the borrower or guarantor thereunder, and (B) thirty (30) days have elapsed since the maturity of such Acquired Encumbered Property Loan, provided that such thirty (30) day period shall be extended for an additional thirty (30) days (and may be further extended at the sole discretion of Buyer) so long as Seller has provided reasonable evidence to Buyer that Seller is engaged in active discussions towards a loan extension or refinancing of such Acquired Encumbered Property Loan;
(iii) so long as Goldman Mortgage Lender and/or Citi Mortgage Lender or their respective affiliates holds an interest in the Goldman and Citi Mortgage, an AEPL Event of Default thereunder shall not result in an Event of Default unless Seller or any of its Affiliates raises in writing any defenses to, affirmatively and intentionally interferes with or affirmatively and intentionally impedes the exercise of remedies by the lender thereunder, provided that an Event of Default shall not exist if (i) the effect of the interference or impediment by Seller or its Affiliates was inadvertent, (ii) the interference or impediment was not through the filing of a judicial action and (iii) the Seller or its Affiliates, as applicable, ceased such interference or impediment to Buyer’s satisfaction within ten (10) business days following the written request by Goldman Mortgage Lender or Citi Mortgage Lender;
(iv) an Event of Default shall not exist as a result of an AEPL Event of Default that arises solely due to the Transfer (as such term is defined in the Settlement Agreement), if any, of the equity interest in AFRT (as such term is defined in the Settlement Agreement) on the Outside Transfer Date; and
(v) an Event of Default shall not exist as a result of an AEPL Event of Default under the Goldman and Citi Mortgage that arises solely due to a breach of Section 3 of the Third Mortgage Amendment.
(2) Any Event of Default that would otherwise arise as a result of clause (1) of this Section 10(o) shall not arise if, (I) within five (5) Business Days after Seller receives written notice of such Event of Default, Seller sends Buyer a written offer (“Transfer Notice”) to transfer the equity interests in the borrowers under the respective Encumbered Property Loan that is in default to Buyer (such interests, the “Defaulted Equity Interests”), and such notice specifies that consummation of the transfer of the Defaulted Equity Interests to Buyer shall not result in any adjustment to the Repurchase Price, and (II) consummates the transfer of the Defaulted Equity Interests to Buyer within ten (10) Business Days (which time period shall be automatically extended for any period of time that Seller is prevented from consummating such transfer by judicial procedure or operation of law) of receiving notice from Buyer that it intends to accept the transfer of the Defaulted Equity Interests from Seller.
Notwithstanding the foregoing, Seller shall be relieved of its obligation to comply with clause (II) above if: (A) Buyer does not respond to the Transfer Notice within 21 days of receipt thereof, provided that Buyer shall be permitted to extend such period by fourteen (14) days by sending notice of such extension request to Seller, or (B) Buyer responds to Seller that it has elected not to acquire the Defaulted Equity Interests from Seller. In the event that Buyer exercises its option to accept the transfer of the Defaulted Equity Interests from Seller pursuant to this clause (2), Seller shall: (w) pay any transfer taxes that would result from such transfer, (x) if requested by Buyer, effectuate the transfer of the Defaulted Equity Interests by transferring entities at a more indirect ownership level than initially proposed by Seller, so long as such indirect transfer would not result in the transfer of additional property owning entities, (y) represent to Buyer that Seller and its Affiliates collectively own 100% of the Defaulted Equity Interests free and clear of all liens (other than those liens created by or permitted under this Agreement and the relevant Acquired Encumbered Property Loan), and that Seller and its Affiliates are duly and legally authorized to consummate the transfer of the Defaulted Equity Interests to Buyer, and (z) cause the Guarantor to reaffirm the Guaranty.
In connection with the foregoing, in the event that any action by Seller, in connection with a cure of an AEPL Event of Default, would trigger a default or an Event of Default under the Repurchase Agreement, Seller shall be required to obtain Buyer’s consent or approval prior to such action, such consent or approval not to be unreasonably withheld by Buyer. In connection with any transfer to Buyer pursuant to a Transfer Notice, Buyer will cooperate with Seller and the lender under the applicable Encumbered Property Loan to provide a carveout guaranty to such lender for future acts and events (and specifically excluding any liability in connection the transfer to Buyer pursuant to the Transfer Notice) in form and substance of any existing carveout guaranty in favor of such lender and to effectuate a release of any existing carveout guaranty with respect to future acts or events.
l.Schedule 10(o). Exhibit B as attached hereto is attached to the Repurchase Agreement after Schedule 8.08 and before Schedule 13.20 as a new Schedule 10(0).
m.Exhibit B. Exhibits B-1 and B-2 are deleted in their entirety.
n.Exhibit C. Exhibit C as attached hereto is attached to the end of the Repurchase Agreement as a new “Exhibit C.”
SECTION 3.    Consent of Buyer. Buyer concurrently consents to Seller’s entry into the Settlement Agreement subject to the provisions of Sections 5 and 6 to the

Acknowledgment and Consent Agreement dated as of the date hereof (the “Acknowledgment and Consent”) between, among others, Buyer and Seller and Buyer’s consent includes consent to the consummation of the transactions expressly provided in the Settlement Agreement, in particular, (a) completing all the Transfers in accordance with the terms of the Settlement Agreement and the Settlement Procedures, (b) executing and delivering all of the guarantees, indemnities and pledge agreements expressly provided for in the Settlement Agreement (other than the guarantees and indemnities referred to in clause (c) herein), and (c) subject to obtaining Buyer’s prior written approval (which approval shall not be unreasonably withheld), executing all guarantees, indemnities and other mortgage loan modifications that may be required from time to time to be executed by Seller and/or its subsidiaries in order to facilitate obtaining all consents and approvals from all third party mortgage lenders with respect to the Transfers; provided, however, under no circumstances shall any of the guarantees and indemnities referred to in clause (c) above be executed by KBS Acquisition, KBS Acquisition Sub-1 LLC or any of the subsidiaries of KBS Acquisition Sub-1 LLC. Buyer further acknowledges and agrees that all transactions referred to above in this Section 3 are expressly approved by Buyer and do not violate the terms and conditions of the Repurchase Agreement.
SECTION 4.    Condition Subsequent. Within 90 days of the date of this Amendment Seller shall deliver to Buyer a legal opinion of counsel to KBS Acquisition as to the validity and perfection of security interests created under Guarantor Security Agreement in respect of KBS Acquisition Sub-Owner 4, LLC, KBS Acquisition Sub-Owner 5, LLC, KBS Acquisition Sub-Owner 6, LLC, KBS Acquisition Sub-Owner 7, LLC and KBS Acquisition Sub-Owner 8, LLC, reasonably satisfactory in scope and form to Buyer and its counsel.
SECTION 5.    Execution, Delivery and Validity. Each party represents and warrants to the other that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terns.
SECTION 6.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its choice of law doctrine.
SECTION 7.    Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
SECTION 8.    Agreement Otherwise Unchanged. Except as herein provided, the Repurchase Agreement shall remain unchanged and in full force and effect, and each reference to the Repurchase Agreement and words of similar import in the Repurchase Agreement, as amended hereby, shall be a reference to the Repurchase Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their properly and duly authorized officers as of the day and year first above written.

SELLER
KBS GKK PARTICIPATION HOLDINGS II, LLC,
a Delaware limited liability company

By:	KBS DEBT HOLDINGS, LLC,
a Delaware limited liability company,
its sole member

By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its manager

By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer
In the presence of:
/s/ Sabrina Jacobs
Signature of Witness
Name: Sabrina Jacobs
Address: c/o Greenberg Traurig, LLP.
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Occupation: Paralegal

[AMENDMENT NO. 2 TO A&R REPURCHASE AGREEMENT (CITIBANK FACILITY)]

BUYER
CITIGROUP FINANCIAL PRODUCTS
INC.

By:	/s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory

[AMENDMENT NO. 2 TO A&R REPURCHASE AGREEMENT (CITIBANK FACILITY)]

Exhibit C

Settlement Procedures

[EXHIBIT C]

Exhibit C

Settlement Procedures

1.	Unless Buyer has provided its prior written consent to the same, Seller and Guarantor shall not, and shall not allow any of their affiliates to take any of the following actions:

a.
agree to the payment of a fee of more than one percentage point (1.00%) of the outstanding principal balance of any third party mortgage loan in connection with any of the Transfers, provided that Buyer’s consent shall not be unreasonably withheld with respect to Seller’s or Guarantor’s request to pay a greater fee.

b.	consummate any Transfer prior to the Outside Transfer Date (as such term is defined in the Settlement Agreement), unless:

i.
all transfer requirements (including, but not limited to, notice requirements, intercreditor agreements, non-consolidation opinions, rating agency confirmations, etc.) contained in the relevant third party mortgage loan are satisfied or waived with respect to (A) the respective Transfer, (B) the pledge(s) to be delivered pursuant to Section 8.10 to this Repurchase Agreement and the exercise of remedies thereunder, and (C) the amendment of the Repurchase Agreement to be entered into pursuant to Paragraph 3 of this [Exhibit x], provided that Buyer’s consent shall not be unreasonably withheld with respect to Seller’s or Guarantor’s request for Buyer’s waiver of any transfer requirements;

ii.	the pledge(s) to be delivered pursuant to Section 8.10 to this Repurchase Agreement are delivered, and

iii.	Seller has provided Buyer an officer’s certificate stating that the conditions referenced in the preceding clause (i) have been satisfied before any such Transfer occurs; or

c.	foreclose or exercise any remedies under the Senior Mezzanine Loan Agreement other than as explicitly provided for and set forth in the Settlement Agreement.

2.
Seller and Guarantor shall exercise commercially reasonable efforts to satisfy all requirements set forth in the third party mortgage loans so that such loans are not in default as a result of (i) the Transfers to be consummated on the Outside Transfer Date, and (ii) the pledges to be delivered to Buyer pursuant to Section 8.10 of this Repurchase Agreement after the transfers described in the preceding clause (i).

3.
Buyer and Seller agree that on or immediately after the Outside Transfer Date, the Repurchase Agreement will be amended to be consistent with the terms set forth on Exhibit A — “Terms of the Replacement Mezzanine Loan.”

4.
Seller and Guarantor shall provide monthly updates to Buyer regarding the status of their discussions with the lenders and/or servicers (as applicable) of the third party mortgage loans, and in no event shall Seller or Guarantor withhold material information regarding the status of such negotiations from the Buyer. In the event that Seller or Guarantor determine that the consummation of any Transfers, pledges or other actions contemplated under the Settlement Agreement or this Repurchase Agreement will result in a default under the third party mortgage loans, Seller and Guarantor shall promptly notify Buyer of the same.

Exhibit B

Schedule 10(o)

•
BBD 1 - Amended and Restated Loan and Security Agreement, dated October 1, 2003, between First States Investors 5000A, LLC and German American Capital Corporation and all other Loan Documents (as defined therein), as the same may be amended or refinanced from time to time.

•
BBD 2 — Loan and Security Agreement, dated March 4, 2005, between First States Investors 5200, LLC and German American Capital Corporation and Bear Stearns Commercial Mortgage, Inc., collectively as Lender, and all other Loan Documents (as defined therein), as the same may be amended or refinanced from time to time.

•
FSI/GKK CDO — Substitute Loan Agreement A, dated as of September 11, 2008, between First States Investors DB I, L.P., First States Investors DB I B, L.P., First States Investors 4200, LLC, First States Investors DB I SP, L.P., and First States Investors DB I TRS, L.P., and Gramercy Investment Trust, as amended by that certain First Amendment to Substitute Loan Agreement A, dated as of September 1, 2011, and all other Loan Documents (as defined therein), as the same may be amended or refinanced from time to time.

•
Goldman and Citi Mortgage - Loan Agreement, dated as of April 1, 2008, between Borrower (as such term is defined therein), and Goldman Sachs Mortgage Company (“Goldman Mortgage Lender”), Citigroup North America, Inc. (“Citi Mortgage Lender”), and KBS Acquisition Sub, LLC, as amended by that certain Amendment to Loan Agreement, dated as of August 22, 2008, as further amended by that certain Second Amendment to Loan Agreement, dated as of March 9, 2010, as further amended by that certain extension agreement, dated March 13, 2011, as further amended by that certain extension agreement, dated April 15, 2011, as further amended by that certain extension agreement, dated April 29, 2011, as further amended by that certain extension agreement, dated May 6, 2011, and as further amended by that certain Third Amendment to Loan Agreement, dated as of September 1, 2011 (the “Third Mortgage Amendment”), and all other Loan Documents (as defined therein), as the same may be amended or refinanced from time to time.

•
PB Capital — Loan Agreement, dated April 1, 2008, by and between First States Investors 3300B, L.P., and PB Capital Corporation, and all other Loan Documents (as defined therein), as the same may be amended or refinanced from time to time.

[EXHIBIT B]